Exhibit 3.4
CERTIFICATE OF TRUST
OF
VOC ENERGY TRUST
     THIS Certificate of Trust of VOC Energy Trust (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).
     1. Name. The name of the statutory trust formed by this Certificate of Trust is VOC Energy Trust.
     2. Delaware Trustee. The name and business address of the trustee of the Trust with its principal place of business in the State of Delaware are Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware 19890-1615, Attention: Corporate Trust Administration.
     3. Effective Date. This Certificate of Trust shall be effective upon filing.
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     IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
By:	/s/ Michael Ulrich
	Name:	Michael Ulrich
	Title:	Vice President

     IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

WILMINGTON TRUST COMPANY
By:	/s/ Jose L. Paredes
	Name:	Jose L. Paredes
	Title:	Assistant Vice President

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